NEWS RELEASE

Biophan Completes Deal with Medtronic

Company Receives Payment to Complete $11 Million Sale of MRI Safety Patents

PITTSFORD, NY, OCTOBER 10, 2007 - Biophan Technologies, Inc. (OTCBB: BIPH), a developer of next-generation biomedical technology, today announced that it has closed the recently announced sale of the MRI safety portion of the Company’s patent portfolio to Medtronic, Inc. Biophan received a final payment of $10 million, in addition to the $1 million received previously.

“This transaction places the Company on solid financial footing and enables us to execute on our business plan, particularly the development of the Myotech Circulatory Support System,” stated John Lanzafame, Biophan CEO. “The proceeds from this transaction, combined with our recent deal with Myotech, put the Company in a strong position to address the multi-billion dollar market opportunity for acute circulatory support.”

About Biophan Technologies, Inc.
Biophan is dedicated to providing technologies that offer innovative and competitive advantages to the medical device industry. The Company is helping to commercialize the Myotech Circulatory Support System, which has significant potential to improve the treatment of acute heart failure. Biophan Technologies, Inc. holds a 68% interest in Myotech with rights to acquire additional equity, and is leading Myotech’s business development efforts. Biophan is traded on the OTC market under the symbol BIPH, and is also listed on the Frankfurt Stock Exchange under the symbol BTN. For more information on Biophan, please visit our website at www.biophan.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expects, or believes may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology; the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC, which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Carolyn Hotchkiss
Communications Manager
Biophan Technologies, Inc.
(585) 267-4813
chotchkiss@biophan.com